LETTER OF ENGAGEMENT

February 26, 2013

Attune RTD (OTC:AURT) 3700B E. Tachevah Dr., #117 Palm Springs, CA 92262

The following sets forth the agreement (this “Agreement”) for the engagement of Anubis Partners, LLC (“Anubis”) by Attune RTD (OTC:AURT) (“The Company”).

Term and Termination	This Agreement (the “Agreement”) shall be in full force and effect commencing February 26, 2013 and shall have an initial term of one month (the “Initial Term”). Either party hereto shall have the right to terminate this Agreement immediately without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other party.

The Program	Anubis will work strictly as an independent contractor of The Company to structure and implement a set of marketing materials designed to help The Company establish extensive financial market and investor awareness intended to drive long-term shareholder support.

As share price is affected by various factors unrelated to Anubis’s efforts, Anubis can give no assurance that the marketing materials will in any way create volume, buying or price appreciation for The Company’s shares.

Current law provides that during any period in which The Company is in “registration” for a public offering of securities under the Securities Act of 1933, and during the distribution of such securities, The Company’s investor relations and marketing efforts must be severely limited. To ensure that Anubis does not violate this requirement, The Company will advise Anubis in writing whenever a registration statement is filed or a registration is pending for any of The Company’s securities. It will be the responsibility of The Company (with the advice of its securities counsel) to determine and advise Anubis as to what investor relations and financial marketing efforts are permissible and not permissible during such periods. Anubis will advise The Company in advance of any proposed investor relations or financial marketing efforts and follow the direction of The Company and its securities counsel with regard thereto.

Anubis Partners, LLC - Letter of Engagement

Responsibilities	Anubis will review all existing asset in order build a compelling investor-focused suite of materials, a partial list of which includes:

● A “needed assets” list

● A review of all existing investor-focused materials

● A vision/positioning statement

● A press release template, including targeted corporate descriptor and “About” section

● Investor information sheet

● Campaign event schedule

● Outline of additional assets to be produced

● Press releases

Financial Communications Documents

Subject to the limitations noted herein, Anubis shall assist The Company in preparing financial communications documents, materials, and Company presentations (“Financial Communications Documents”), including press releases, online communications, and The Company’s website. The Company will assume full responsibility for the accuracy and completeness of all Financial Communications Documents and for their compliance with applicable laws, rules and regulations. Anubis shall have no obligation or duty to verify the accuracy or completeness of the Financial Communications Documents or their compliance with applicable law. Anubis shall have the right to refuse to release or publish or participate in the release or publication of any Financial Communications Documents that have not been approved in writing by The Company or that Anubis reasonably believes contains a misstatement of material fact, omits to state any material fact or otherwise does not fully comply with applicable law.

Anubis is not registered with the Securities and Exchange Commission as a broker or dealer and, therefore, will not make any offers or sales of securities or take any other actions, which may require registration as a broker or dealer.

Service Fee	During the Initial Term, The Company agrees to pay Anubis a service fee of five thousand US dollars [$5,000.00]. This amount due and payable upon signing this Agreement.

The Company acknowledges that Anubis will not commence work on the Company’s Program until the initial payment is received in full.

Anubis Partners, LLC - Letter of Engagement

Equity Compensation	In addition to the Service Fee, as a material inducement to Anubis to execute this Agreement, The Company shall immediately issue to Anubis three hundred thousand (300,000) shares of The Company’s common stock (the “Sign-On Shares”).

The Company agrees that the Sign-On Shares shall be deemed to be a fully earned and non-refundable according to their issuance date. Consequently, the Sign-On Shares shall be deemed to be fully paid, earned, and non-assessable and thus not a payment for future services. If The Company decides to terminate this Agreement for any reason whatsoever, it is agreed and understood that Anubis will not be requested or demanded by The Company to return any of earned Compensation.

Indemnification	Because Anubis must at all times rely upon the accuracy and completeness of the information supplied to it by The Company, The Company unconditionally, absolutely and irrevocably agrees to and shall indemnify and hold harmless Anubis and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, attorneys, representatives, contractors, successors and assigns (Anubis and such persons are collectively referred to as the “Indemnified Persons”) from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, the performance of services pursuant to the Agreement, and any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement (“Indemnified Claim”).

Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, resulting from, or arising out of any actual or alleged misstatement of fact or omission of fact, or any actual or alleged inaccuracy in any information provided or approved by The Company in connection with the engagement, including any actual or alleged misstatement, omission or inaccuracy in any filing with the Securities and Exchange Commission, press release, website, marketing material or other document, or oral presentation or webcast, whether or not the Indemnified Persons relied thereon or had knowledge thereof. In addition, The Company agrees to reimburse the Indemnified Persons for legal or other expenses reasonably incurred by them in respect of each Indemnified Claim at the time such expenses are incurred. Notwithstanding the foregoing, The Company shall not be obligated under the foregoing for any loss, claim, liability or damage that is finally determined by a court with proper jurisdiction to have resulted primarily from the willful misconduct or bad faith of the Indemnified Person.

Governing Law; Exclusive Jurisdiction	This Agreement and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Texas, including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. The parties agree that the Courts of the County of Dallas, State of Texas shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

Anubis Partners, LLC - Letter of Engagement

Attorneys’ Fees	In the event any party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys’ fees, as may be fixed by the court.

Attune RTD		Anubis Partners, LLC

By	For The Company	By	/s/ Jacob D. Cohen
Name	Shawn Davis		Jacob D. Cohen
Title	C.E.O		Managing Partner

Anubis Partners, LLC - Letter of Engagement